Exhibit 8.1

Celestica Cayman Holdings 1 Limited, a Cayman Islands corporation.

Celestica Cayman Holdings 9 Limited, a Cayman Islands corporation.

Celestica Corporation, a Delaware corporation.

Celestica (Dongguan-SSL) Technology Limited, a China corporation.

Celestica (Gibraltar) Limited, a Gibraltar corporation.

Celestica Holdings Pte Ltd., a Singapore corporation.

Celestica Hong Kong Limited, a Hong Kong corporation.

Celestica Liquidity Management Hungary Limited Liability Company, a Hungary corporation.

Celestica (Luxembourg) S.’ AR.L., a Luxembourg corporation.

Celestica (Thailand) Limited, a Thailand corporation.

Celestica (US Holdings) Inc., a Delaware corporation.

IMS International Manufacturing Services Limited, a Cayman Islands corporation.

1282087 Ontario Inc., an Ontario corporation.

1755630 Ontario Inc., an Ontario corporation.